EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

     This AGREEMENT is made effective as of June 9, 2005 by and among United Commercial Bank (the “Bank”), a California bank, with its principal administrative office at 555 Montgomery Street, San Francisco, California 94111, UCBH Holdings, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Delaware which is the holding company of the Bank (any reference to the Company shall be deemed to include the Holding Company and the Bank) and Dennis Wu (“Executive”).

     In consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT.

     The period of this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement and continuing at each anniversary date thereafter, the board of directors of the Company (the “Board”) may extend the Agreement for an additional year. The Board will review the Agreement and Executive’s performance annually for purposes of determining, within its sole discretion, whether to extend this Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

2.	CHANGE IN CONTROL.

     (a) For purposes of this Agreement, a “Change in Control” of the Company shall mean an event or series of event of a nature that at such time: (i) any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as determined under Rule 13d of such Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing fifty percent (50%) or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (ii) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs in which the Bank or the Holding Company is not the resulting entity.

     (b) If a Change in Control has occurred pursuant to Section 2(a), Executive shall be entitled to the benefits provided in paragraph (c) of this Section 2 upon his subsequent termination of regular employment within thirty-six (36) months following the Change in Control due to: (i) termination of Executive’s employment (other than Termination for Cause as defined below) or (ii) Executive resigns following any material adverse change in or loss of title, office or significant authority or responsibility, material reduction in base salary or benefits (excluding bonus) or relocation of his principal place of employment by more than 25 miles from its location at the time of the Change in Control (“Change of Duties”). No benefits shall be provided to the Executive pursuant to this Agreement if the Executive is terminated for reasons other than those specified in this paragraph 2(b).

     (c) Upon Executive’s entitlement to benefits pursuant to Section 2(b), (i) the Company shall pay Executive, or in the event of his subsequent death or disability, his beneficiaries, his estate or other representative, as the case may be, a sum equal to three (3) times the highest annual compensation (defined as base salary and bonus) due to the Executive for the last three years immediately preceding the Change in Control or such lesser number of years in the event that Executive shall been employed by the Company for less than three years, less all required and applicable withholding; and (ii) any unvested stock options and related rights and unvested awards granted to Executive under any stock option and similar plans shall immediately vest and shall be exercisable within one (1) year. Within ten (10) days of Executive’s entitlement of benefits pursuant to Section 2(b), the Executive can elect to receive a lump sum payment for the compensation benefits set forth in subsection (c)(i) above. In the event that no election is made, payment to Executive shall be made on a monthly basis over a period of thirty-six (36) months.

     (d) Upon the occurrence of a Change in Control followed by Executive’s termination of employment or resignation (other than Termination for Cause as defined below), the Company and its successors or assigns shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Company for the Executive prior to Executive’s termination or resignation. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the date of termination or resignation.

     (e) As used in this Section 2, the term “Termination for Cause” shall mean termination because of an act or acts of gross misconduct, willful neglect of duties or conviction of a felony or equivalent violation of law or any other act or failure to act that materially damages the reputation of the Company as determined by the Board in its sole discretion after a good faith investigation. For the purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, without reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than seventy five percent (75%) of the members of the Board at a meeting of the Board called and held for that purpose, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the relevant facts supporting the Termination for Cause. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination. The Date of Termination shall be the date on which the Notice of Termination is delivered to Executive or, in the event the Company is unable to reasonably locate Executive, three (3) business days after delivery of such Notice of Termination to Executive at his last known address.

     (f) Company expressly acknowledges and agrees that Executive shall have a contractual right to the full benefits of this Agreement, and Company and any successor expressly waives any rights it may have to deny liability for any breach of its contractual commitment hereunder upon the grounds of lack of consideration, accord and satisfaction or similar defense. In any dispute arising after a Change of Control as to whether Executive is entitled to the benefits of this Agreement and all incentive plans, there shall be a presumption that the Executive is entitled to such benefits and the burden of proving otherwise shall be on the Company or any successor.

3.	CHANGE IN CONTROL RELATED PROVISIONS.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (the “Termination Benefits”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits.

     (b) Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s certified public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been Termination Benefits, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five business (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.	NOTICE OF TERMINATION.

     (a) Any purported termination by the Company or resignation by Executive in connection with a Change in Control or within 36 months after the Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

     (b) “Date of Termination” shall mean the date described in paragraph 2(d) above.

     (c) Executive shall have thirty (30) days within which to dispute the Notice of Termination, or he shall forever waive any arguments, disputes, bases, or reasons that the Notice of Termination is improper, void, unenforceable, ineffective or should not preclude him from being converted to stand-by employment status and receiving the benefits of paragraph 2(c). Any dispute must be made timely by delivering written notice to the Company’s designee within such thirty (30) days, which written notice shall contain a description with reasonable detail of all reasons, bases, and facts constituting and supporting Executive’s dispute. The dispute shall be resolved by final, binding arbitration as further set forth in Section 13 below.

5.	SOURCE OF PAYMENTS.

     It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior written or oral agreement between the Company and Executive relating to the subject matter hereof. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Company or shall impose on the Company any obligation to employ or retain Executive in its employ for any period.

7.	MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.	REQUIRED REGULATORY PROVISIONS.

     (a) The Board may terminate Executive’s employment at any time, but any termination by the Board, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 2 hereinabove, or after resignation for reasons other than those specified in paragraph 2(b) above.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) or (g)(1)), the Company’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate the obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of the Company under this contract shall terminate as of the effective date of the order, and the Company shall have no obligation to provide any compensation or benefits which were suspended while Executive was suspended or prohibited from participating in the conduct of the Company’s affairs by notice described in paragraph 9(b) above.

     (d) If the Company is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, all obligations of the Company under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and any rules and regulations promulgated thereunder.

9.	SEVERABILITY.

     If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

10.	HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

11.	GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of California, without regard to its principles of conflict of law.

12.	ARBITRATION.

     Any dispute or controversy arising under or in connection with, or relating to this Agreement shall be settled exclusively by final, binding arbitration, conducted before a single arbitrator sitting in a location selected by Executive within fifty (50) miles from the location of the Company’s main office, in accordance with the rules of the American Arbitration Association governing arbitration of employment disputes then in effect. The arbitrator shall either be agreed between the parties, or shall be selected in accordance with applicable AAA rules. The arbitrator shall have authority to grant interim relief (including interim relief on an expedited basis, such as injunctive relief), which relief may be entered in any court having jurisdiction. The parties specifically consent to the jurisdiction of the federal and state courts located within the County of San Francisco to enter an arbitration award or injunctive relief pursuant to this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The prevailing party at arbitration shall be entitled to recover their costs and reasonable attorney’s fees, and the arbitrator shall be vested with authority to determine the prevailing party. The parties have signified their agreement with the particular provisions of the arbitration agreement by initialing this Section 17 in the spaces provided below.

13.	RELEASE.

     By accepting the benefits under this Agreement upon any payments hereunder, Executive or in the event of Executive’s subsequent death, the Authorized Representative releases and discharges the Company, and its successors and assigns and their directors, officers, agents, employees, consultants and affiliated and controlled companies (the “Related Parties”), from any and all claims, demands and causes of action arising out of or related to Executive’s employment with the Company and to the termination of that employment. Prior to and as a condition to receipt of any payment, benefit, or consideration under this Agreement, Executive, or in the event of Executive’s subsequent death, the Authorized Representative, shall sign and deliver to the Company a full, complete, general release of any and all known and unknown claims against the Company and Related Parties (other than indemnity obligations of the Company hereunder) to the fullest extent permitted under California law, in a form satisfactory to the Company.

14.	SUCCESSOR TO THE COMPANY.

     Any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company shall be required to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

15.	INDEMNIFICATION.

     The Company agrees to indemnify Executive in accordance with the terms of the Company’s standard indemnification agreement which has been executed by the Company and Executive. To the extent available on commercially reasonable terms, the Company shall obtain and maintain appropriate Directors and Officers liability insurance including Executive as a named insured in an amount comparable to industry standards.

16.	NONDISCLOSURE.

     Executive recognizes and acknowledges that the knowledge of the confidential business activities and plans for business activities of the Company as it may exist from time to time is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered confidential business activities of the Company that is not public or readily accessible to the public from non-confidential published sources to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law or policies of the Company. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the confidential business plans and activities of the Company. In the event of a breach or threatened breach by the

Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered confidential business activities of the Company. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

17.	ADVICE OF COUNSEL.

     Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advise of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

18.	POST-TERMINATION OBLIGATIONS.

     All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with the terms of this Agreement. Executive’s obligation to furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation or other judicial or administrative matter in which the Company or any of its Subsidiaries or affiliates is, or may become, a party provided that the Company shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation.

19.	AT WILL EMPLOYMENT.

     Notwithstanding, the terms and conditions of this Agreement each party acknowledges that this Agreement is not an employment agreement and that Executive is an “At Will Employee” or “Employment At Will” as defined in the Human Resources Personnel Policy Manual.

///

///

///

///

///

///

///

SIGNATURES

     IN WITNESS WHEREOF, United Commercial Bank and UCBH Holdings, Inc. have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the 9th day of June, 2005.

ATTEST:	United Commercial Bank

By:

Eileen Romero	Thomas S. Wu
Secretary	Chairman, President and
Chief Executive Officer

SEAL

ATTEST:	UCBH Holdings, Inc.

By:

Eileen Romero	Thomas S. Wu
Secretary	Chairman, President and
Chief Executive Officer

SEAL

WITNESS:

Eileen Romero	Dennis Wu